                                                            EXHIBIT 10.30


                          [HEWLETT-PACKARD COMPANY LETTERHEAD]




May 30,1996



Mr. Brian G. Niemiec
Senior Vice President
National TechTeam, Inc.
27345 W Eleven Mile Road
Southfield, MI. 48034


Dear Brian,

     Please consider this to be a revision of my letter of intent. Let's start with authorization for ten (10) Customer Care Specialists.

Please call me at 408-345-8013, with any questions, thoughts or concerns.



Best Regards,

Robin Lemmo

Robin Lemmo
Advantage Center Manager
Hewlett Packard Company


cc: Lori Paulin - HP

                          [HEWLETT-PACKARD COMPANY LETTERHEAD]



May 30,1996



Mr. Brian G. Niemiec
Senior Vice President
National TechTeam, Inc.
27345 W Eleven Mile Road
Southfield, MI. 48034


Dear Brian,

     It was a pleasure meeting you and your team in Dallas and now is the time to move our partnership forward. Brian, please consider this our letter of intent and authorization to begin the recruiting, interviewing and hiring process for the front-end of the HP Advantage Center. We will start with authorization for five (5) Customer Care Specialist.

     I'm confident that your team will hire Customer Care Specialists with the highest levels of soft skills in the areas of customer satisfaction, pre-sales level product knowledge and effective process and tool use. We're hoping these specialists will map into our shared position plan, and be similar to the taped conversations of our current Inbound Marketing Representatives. We're looking for starting salary to be in the range of 26-28K$/yr.

Please call me at 408-345-8013, with any questions, thoughts or concerns.



Best Regards


Robin Lemmo

Robin Lemmo
Advantage Center Manager
Hewlett Packard Company



cc: Lori Paulin - HP

                                Hewlett-Packard
                             Contract Authorization

(1)May 1, 1996
rev. 5/1/96

The attached contract between Hewlett-Packard and National TechTeam (NTT) is for technical phone support for Hewlett Packard's Advantage Center.

The maximum cost of this activity for the period July 1, 1996 through June 30, 1997, is $ xxxK. The cost is derived assuming a fixed and dedicated personal staff and telecom costs. These estimates are based on call length of 10 minutes per call. This is based on available industry data and estimates by DMO and NTT of the staff necessary to support the program.


Authorizing signatures are required as follows:


Customer Care Operations                         Signature/Date


                                           ------------------------------
                                           David Bylund


Customer Care Operations Manager
                                           ------------------------------
                                           Carl Schulenburg


Project Manager
                                           ------------------------------
                                           Lori Paulin


Call Center Manager
                                           ------------------------------
                                           Robin Lemmo


DMO General Manager
                                           ------------------------------
                                           Doug Moore


                                           -------------------------------
                                           Cathy FitzGerald


The original will be filed with the Corporate legal department, and had been signed.

- -----------------------------

(1)Rev. 1 5/1/96

Agreement for Technical Support    06/04/96    Hewlett-Packard/National TechTeam
Services                                                             Page 1 of 8

                                MASTER AGREEMENT



This Master Agreement is entered into by and between Hewlett-Packard Company ("HP"), located at 3000 Hanover Street Palo Alto, CA 94304 and National TechTeam, Inc. ("Seller"), located at 22000 Garrison Avenue, Dearborn, Michigan, 48124.

The Terms and Conditions herein constitute the Master Agreement for all call center activity between HP and the Seller. To the extent that the terms and conditions of a Program Specification Document are intended to supersede the terms and conditions contained in this Master Agreement, the Program Specification Document must expressly and clearly state which terms and conditions in this Master Agreement are being superseded.

NOTICES
Any notices sent by the Seller pursuant to this Master Agreement are to be sent to the HP address specified in this Agreement to the attention of the contract manager..

CHOICE OF LAW
This Agreement shall be interpreted and governed in all respects by the laws of the State of California.

TERM
     This shall be a twenty four (24) month Agreement for the period of April 1, 1996 to March 31, 1998, inclusive. Either party may, at any time, terminate this Agreement in writing upon sixty (60) days prior notice. If no such notice is given, this Agreement will expire on the first
          (1st) anniversary of the commencement date. HP shall be liable only for payment in accordance with the provisions of this Agreement for work performed prior to the effective date of termination.
     60 days prior to the expiration date of this Agreement, HP and the Seller will each provide notification to the other party of their intent regarding continuation of the relationship. This intent may include: renewal of the terms and conditions contained in this document, re-negotiation of the terms and conditions of the relationship, or termination of the relationship.
     If the expiration date of this Agreement is reached and HP and the Seller are in the process of renegotiating the terms and conditions of the relationship, the terms of this agreement may be extended on a month-to-month basis contingent upon the mutual written agreement of HP and the Seller.

DEFINITIONS
     Definitions in addition to the terms defined in the Agreement:
          "Customers" are end-users of Hewlett-Packard products or services.
               Additionally, customers may be Hewlett-Packard resellers, Hewlett-Packard employees, HP OEMs (Original Equipment Manufacturers), HP TPMs (Third Party Maintainers) and Hewlett-Packard sales force representatives who are contacting Seller for services specified in this agreement or in Program Specific Documents.
          "The Work" The services performed by the Seller as described in this
               Agreement shall hereinafter be referred to as "the work".
          "Technician" or "Agent" - interchangeable terms referring to a Seller employee whose primary responsibility is answering Customer inquiries on HP products or services.
          "Talk-time" - the amount of time a Technician spends talking to customers. This is measured on a per call or per day basis. "After call work time" or "Wrap up time" interchangeable terms referring to the amount of time spent by a Technician capturing call information after the customer/Technician conversation has ended.

          "Transaction Time" - the sum of "talk time" plus "wrap up time". "Availability" - the amount of time when a Technician is logged on to the phone system and is ready to accept a call from a customer but there are no calls from customers waiting to be handled.
          "Idle" - the amount of time when an agent is logged on to the phone system but is not ready to accept an incoming call from a customer.
          "Scheduled On-line time" - the amount of time a Technician is scheduled to be on the phone ready to take calls from customers. "Off-line time" - the amount of time a Technician is not scheduled to be on the phone ready to take calls from customers.
          "Silent Monitor" - a quality call measure performed by listening to live agent calls as they happen. This may be performed at any time but will occur at least on a monthly basis.


SERVICES PROVIDED
     SERVICE DESCRIPTION
     This Agreement covers the answering and processing of telephone calls and facsimile requests from HP customers. These processes shall all take place in a Seller owned facility. A detailed listing of responsibilities is included in the attached Program Specification Documents.
     CALL TRANSFERS AND CALL REFERRALS
     The Seller may be required to transfer or refer the Customer to other HP locations. These may include, but are not limited to, transfers to the Customer Support Center, HP product repair facilities, HP driver distribution facilities, HP dealer locator services, and HP bulletin board services, Service Parts ID (SPI), Direct Marketing Organization, Order Fulfillment Center (OFC). Details of call transfers or referrals will be spelled out in the Program Specification Documents.

RELATIONSHIP OF THE PARTIES
     The relationship of the parties to this Agreement is that of owner and contracting firm.
     Seller shall neither assign any rights nor delegate any duties under this Agreement without the prior written consent of HP. This prohibition extends to all assignments and delegations that may be prohibited by agreement. Seller shall not subcontract any of the work without the prior consent of HP. If HP consents to the use of a subcontractor, such subcontractor shall be bound by the terms and conditions of this Agreement as an agent of the Seller.
     The Seller shall be solely responsible for any and all employment related taxes, insurance premiums, or other employment benefits related to the Seller's performance of services under this Agreement, and shall hold HP harmless on account thereof.

TRANSPARENCY OF SELLER TO HP CUSTOMERS
The Seller will provide support in a manner in which the origin of the support is transparent to HP Customers. Generally, Customers are not to know whether they are speaking with HP or with the Seller acting on behalf of HP.
     Generically, technicians will answer the phone "Thank you for calling
          Hewlett-Packard, my name is 'technician name'". More specific salutations are included in the attached Program Specification Documents.
     In the event that a customer specifically asks the seller technician of their employment status, the response shall be "I am an employee of National TechTeam who has contracted with Hewlett-Packard to provide certain services".

HP BUSINESS FORECASTS
All business volume forecasts provided by HP pursuant to this Agreement are only estimates, and shall not be construed to be commitments to a certain level of business, and may be revised by HP as business requirements change. All Forecasts are confidential.

PRICING
     REVIEW PERIOD The price for project start-up costs, facsimile services and teleservices is in U.S. dollars, unless otherwise stated, and shall remain in effect during the term of this Agreement. Prices and volumes may be reviewed at the end of each three month period during the Agreements term. Price changes must be agreed to in writing by both HP and Seller.
     PAYMENT HP shall pay Seller fees for services detailed in this Agreement in accordance with the fee schedule in Addendum C, attached. Seller shall bill HP at the end of each calendar month, based upon actual costs incurred during that month, and HP shall pay such invoices net 37 days after receipt of an appropriate invoice from Seller.
     DISCLOSURE Seller agrees to help HP understand Seller's costs. Seller further agrees to disclose the cost components of its teleservices processes with the intent of reducing overall costs. HP agrees to provide assistance and information necessary to enable Seller to reduce its costs with the understanding that such cost savings shall be equally shared with HP.

PERSONNEL REQUIREMENTS AND SELLER EMPLOYEE CONDUCT
      LIST OF PERSONNEL
          Prior to the start of work, and subsequently as personnel are added, Seller shall submit to HP a list of Seller's personnel who will perform any portion of the work. This list shall state the names, classifications, and working hours of each Seller employee assigned. Prior to granting new personnel access to HP confidential information or proprietary HP computer systems, Seller will ensure that each Seller employee assigned is made aware of and understands the Confidential Disclosure Agreement between HP and the Seller and its applicability to the Seller's employees. Seller will also ensure that, prior to assignment to the HP account, all personnel will read and sign HP's Non-Disclosure Agreement. Seller will keep these signed Non-Disclosure Agreements on file during and after employment terms of the Seller employees performing work for HP.
               The confidential information disclosure period shall be the entire term of this Agreement. All information disclosed by HP to the Seller during this period shall be considered confidential for 1 year after the termination date of this Agreement or subsequent renewals to this Agreement.

     SUPERVISION
     All persons engaged in the work described in this Agreement shall be subject to the direction, supervision, and control of the Seller. Seller shall enforce strict discipline and good order among Seller's employees and agents at all times during the performance of this work. Seller shall assure that all persons involved in the work are appropriately skilled for that portion of the work assigned to them.
     SELLER'S EMPLOYEE OBLIGATIONS
     When Seller employees are visiting an HP location, all employees of the Seller are obliged and required to follow all written/verbal HP plant, safety and security rules in place while on the premises of HP.
     SELLER EMPLOYEE CONDUCT
     Seller employees who work directly with HP customers will be required to understand and abide by certain sections of the HP Standards of Business Conduct when interacting With HP Customers on behalf of HP. The pertinent sections of the HP Standards of Business Conduct are attached to this agreement as Addendum B.
     SELLER ACCESS TO HP PROPRIETARY DATABASES AND DOCUMENTATION
     The Seller will, during the undertaking of the process defined in this agreement, have access to HP confidential and proprietary databases and documentation which are necessary for the successful completion of such processes. Seller's obligations regarding treatment of this data are detailed in the Electronic Communication Confidential Disclosure Agreement (Addendum A).

INSPECTION AND AUDIT
     HP shall have the right to physically inspect at will the teleservices processes being performed by the Seller. HP shall also have the right to perform audits to ensure that customer service, quality, process, and business controls are maintained. HP may perform this inspection either by monitoring the seller's performance in person, at the seller's place of business, or by remote silent monitoring of seller's employees' incoming telephone calls from HP customers. HP's inspection may be for any purpose reasonably related to this Agreement including, without limitation, to assure Seller's compliance with HP's quality requirements.
     HP may periodically place simulated calls to the Seller as a means of auditing the quality of the service provided by the Seller.
     HP may conduct periodic Customer surveys to determine the quality of the service provided by the Seller.
     In order to verify the financial stability of the Seller's corporation, the Seller will provide HP with annual audited financial results each year the technical support relationship remains in effect

PHONE CALL RECORDING NOTIFICATION.
     If the initial phone call terminates within the Seller's phone switch, the Seller's VRU must contain clear notification to Customers that phone calls may be recorded. This notification must occur immediately after the initial VRU salutation. This notification and the timing thereof must comply with all applicable laws, rules and regulations.
      Sample VRU scripting:
          "Thank you for calling Hewlett-Packard Technical Support. To ensure high quality service, your call may be monitored or recorded."
      Specific VRU scripting will be specified in the attached program specification documents.


HP EQUIPMENT

HP may provide equipment to Seller for the purposes of fulfilling the requirements of this agreement. This equipment will remain the sole property of Hewlett-Packard and shall only be provided to the Seller on an "on loan" basis. In the event that HP does provide equipment or other materials for use by Seller, the HP equipment shall:
     Be clearly marked or tagged as property of HP;
     Be subject to inspection by HP at any time;
     Be used only in servicing HP customer needs;
     Be reasonably kept separate from other materials, tools, or property of
          Seller or held by Seller,
     Not be modified in any manner by Seller unless so directed by HP;
     Have periodic maintenance performed by Seller, and Be kept free of liens and encumbrances which may arise due to actions of
          Seller.
     Be returned, in good working condition, to HP promptly upon HP's request or upon termination of this agreement.
     The Seller will maintain an inventory list of HP owned equipment and will audit the inventory of HP equipment monthly. Results of the monthly inventory audit will be reported to HP.

DISASTER RECOVERY
     The Seller will have disaster recovery plans in effect at all times and provide disaster recovery plans to HP upon request. These will address the Seller's disaster avoidance plan and contingency plans in the event phone service, computer activity, or facility power is interrupted.

     The Seller will notify HP immediately after identifying any occurrence which has interrupted or will interrupt the ability of the Seller perform the services described in this agreement or the attached program specification documents.
     The Seller will invoke manual processes as specified by HP in the "DRP
          Manual Process Guide" in the event of system disaster.

INDEMNIFICATION
      RESPONSIBILITIES OF PARTIES
      Seller shall defend, indemnify and hold harmless HP from and against any and all claims, losses, demands, reasonable attorney fees, damages, liabilities, costs, expenses, obligations, causes of action or suits; For damage or injury (including death) to any person (including employees) or damage to or loss of any property arising out of or resulting from any negligent or criminal act or omission by the Seller or its employees or agents;
          Arising out of or relating to a failure by the Seller to comply with any applicable federal, state or local law, regulation, order, judgment or decree.
          Arising out of or resulting from breach by the Seller of obligations under this Agreement.
          Arising out of any act by the Seller not authorized by this Agreement.

     NOTIFICATION
     Seller shall promptly notify HP in writing if Seller becomes aware of any matter as to which the above indemnification obligation relates.

     DEFENSE OF CLAIMS
     HP shall promptly, notify the Seller of the existence of any claim, demand, or other matter requiring a defense to which the Seller's obligations under this section would apply. HP shall give the Seller a reasonable opportunity to defend the claim, demand or matter at the Seller's own expense and with counsel selected by the Seller and satisfactory to HP; provided that HP shall at all times also have the right to fully participate in the defense at its own expense. HP shall provide Seller with reasonable assistance and information necessary to respond to and defend such claim, comment, demand, or other matter. Any such claim, demand or other matter shall not be settled or compromised without the consent of HP - such consent will not be unreasonably withheld.; If the Seller shall, within a reasonable time after the receipt of the notice, fail to defend, HP shall have the right, but not the obligation, to undertake the defense, and to compromise or settle, exercising reasonable business judgment, the claim, demand or other matter on behalf, for the account and at the risk of the Seller. If the claim is one that cannot by its nature be defended solely by the Seller (including, without limitation, any federal or state proceeding), HP shall make available, or cause to be made available, all information and assistance that the Seller may reasonably request as reasonably related to the defense of the claim..
     Limitation of Liability. Seller's liability herein shall in no event exceed the liability that HP would have to its customers if HP were providing the services to be performed by Seller hereunder. NEITHER SELLER NOR HP SHALL BE LIABLE TO THE OTHER FOR INCIDENTIAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR SPECIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, SAVINGS, OR REVENUES WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT.

EXCLUSIVITY
     To ensure protection of HP proprietary information, the Seller will not perform activities for HP competitors which are similar to the activities performed for Hewlett-Packard at the

          Sellers same physical location or facility as the HP work.
          Competitors may include, but are not limited to, companies that make computers or peripheral products, service companies that sell services or products similar to HP's services or products, or companies that support or promote a competitors products or services. Seller will provide full disclosure of all clients that are located in the same facility and prior to adding any new clients who may be potential competitors, Seller will consult with HP to see if this paragraph restrains Seller from accepting such business at this facility.
     While this Agreement is in effect, Seller Technicians will perform service exclusively for HP; If the business under this Agreement is insufficient to keep all Technicians assigned hereto busy, such Agents shall be reassigned to another HP project or program pursuant to another program specification document between HP or other division of HP and Seller.

INFORMATION OWNERSHIP AND USE
     During the term of this Agreement significant documentation will be supplied to the Seller by HP. Additionally, documentation and information will be created, both by HP and the Seller. This documentation and information will reside In various forms, including:
          TOPIC database, HP developed support notes, Seller developed FOLIOs, call tracking systems, product manuals, etc.
          HP will retain ownership of all information provided by HP.
          HP will assume ownership of all information created by the Seller as a result of the activity described in this Agreement
          The Seller may not use HP documentation or information for any activity outside those activities intended by this Agreement
          Seller will provide HP with unlimited access to all information held at the Seller's location that relates to the Work or to HP.
     All information provided by HP or collected by the Seller will be considered confidential and will be handled by the Seller as HP Confidential Information, otherwise described in section 18 of this Agreement
     HP reserves the right to review and approve or disapprove any documentation created by the Seller for use in this project.

CONFIDENTIAL INFORMATION
     CONFIDENTIAL DISCLOSURE AGREEMENT
     A Confidential Disclosure Agreement must be in place and/or updated and signed by the appropriate company representatives when confidential information is shared and identified. The consistent terms of any Confidential Disclosure Agreement are hereby incorporated by reference in this Agreement
     DEFINITION OF CONFIDENTIAL INFORMATION
     Seller shall not disclose to any person or entity, except as necessary to perform work under this Agreement, any confidential information of HP, whether written or oral, which Seller may obtain from HP or otherwise, discover. As used in this article, the term "confidential information shall include, without limitation:
     a) All information or data concerning or related to HP products
          (including the discovery, invention, research, improvement, development manufacture, or sale of HP products) or business operations (including sales costs, profits, pricing methods, organizations, employee or customer lists and processes, whether oral, written or in computer readable format);
     b) All forecasts for production, support or service requirements submitted by HP pursuant to this Agreement, whether oral, written, or communicated in computer-readable format; and
     c) All HP software or other property of a confidential nature, including without limitation, any and all software tools and databases provided. Such software and any and all copies thereof shall remain the sole property of HP.

     RELATIONSHIP EXISTENCE
     HP's expectation Is that this relationship will remain confidential. The existence of this relationship or terms of this Agreement will not be disclosed without prior written approval from an HP division general manager or HP vice president except as may be required by the United States Securities Laws, In which case Seller will maximize HP's confidentiality which may be available under the law.
     SEPARATION OF BUSINESS
     HP business and information related to HP business will be physically and logically separated from other Seller business and information. The Seller will provide proof of this separation to HP.
     ACCESS
     Seller shall maintain all confidential information in strict confidence.
          Seller shall take all reasonable steps to ensure that no unauthorized person or entity has access to confidential information, and that all authorized persons having access to confidential information refrain from any unauthorized disclosure. Seller may only use the confidential information for the purposes set forth herein and for no other purpose, and may only make copies of any software provided if expressly authorized by HP in writing and in any case only as reasonable necessary by Seller to perform its obligations hereunder.
     EXCLUSIONS
     These provisions related to confidential information shall not apply to any information that
     a)   Is rightfully known to Seller prior to disclosure by HP;
     b) Is rightfully obtained by Seller from any third party without any obligation of confidentiality;
     c)   Is made available by HP to the public without restrictions;
     d)   Is disclosed by Seller with the prior written approval of HP; or
     e)   Is independently developed by Seller.
     DOCUMENTATION
     HP shall provide any proprietary or non-proprietary documentation to Seller regarding the products and parts deemed necessary by HP to give customer service for such products and parts. All documentation provided by HP or created by the Seller as a result of this Agreement shall be treated by the Seller as HP confidential information.
     SURVIVAL OF SECTION
     This section "Confidential Information" of this Agreement shall survive the termination of this Agreement, and remain in force perpetually unless HP agrees otherwise in writing.

CONTINGENCIES
     DELAYING CAUSES
     Seller shall not be liable for any delay in performance under this Agreement caused by an act of God or any other cause beyond Seller's control and without Seller's fault or negligence (collectively "delaying cause"). Seller shall, in the event of a delaying cause, immediately give notice to HP of that cause.
     HP'S RIGHTS
     In the event of a delaying cause, HP may elect in its sole discretion to suspend the Agreement in whole or in part for the duration of the delaying cause; or terminate this Agreement or any part thereof.

DEFAULT
     HP'S RECOURSE
     If the Seller fails to perform or breaches any material provision of this Agreement, HP may provide written notice to the Seller of such failure to perform or breach, and Seller must provide a written response within ten (10) days from HP's written notice, and cure the failure to perform or breach within thirty (30) days from the receipt of such written notice or HP may, terminate the whole or any part of this Agreement. Further, if voluntary bankruptcy proceedings are instituted against Seller and not discharged within sixty (60) days, HP may, except as otherwise prohibited by United States Bankruptcy laws, terminate the whole or any part of this Agreement
     PROCUREMENT OF SERVICES
     In the event that HP terminates this Agreement in whole or in part, as provided in this section on Default HP may procure, upon such terms and in such manner as HP deems appropriate, services similar to the services as to which this Agreement is terminated. Seller shall reimburse HP upon demand for all additional costs incurred by HP in purchasing such similar services.
     RIGHTS OF LAW
     The rights and remedies granted to HP pursuant to this Agreement are in addition to, and shall not be deemed to limit or affect any other rights or remedies available at law or in equity.

PROGRAM CONTACTS
     Written correspondence regarding this Master Agreement should be addressed as follows:

     If to HP:

          Hewlett-Packard Company
          Customer Support Center
          Attn: Brad Sprenger
          11311 Chinden Blvd. MS 516
          Boise, ID 83714


     If to Seller:

          National TechTeam
          Attn:  Brian Niemiec
          Southfield, MI 48034

     Electronic mail correspondence regarding this Master Agreement should be addressed as follows:

     If to HP:
          brad_sprenger@hp-boise-om2.om.hp.com

     If to Seller:
          bniemiec@att.com

     Telephone contacts regarding this Agreement are:
     HP
          Brad Sprenger                              (208) 333-5436
          FAX number                                 (208) 333-6916

     SELLER

          Jonathan Ahlbrand                          (810) 357-2866 x5051
          FAX number                                 (810) 357-2570

     Contacts regarding specific Work performed by the Seller shall be called out in the Program Specification Documents.

USE OF THE HEWLETT-PACKARD NAME AND TRADEMARKS

     HP grants to Seller a personal non-exclusive license to use the trademarks identified below in conjunction with the services performed pursuant to this Agreement provided that Seller and Seller's agents meet the HP quality requirements set out in this Agreement or otherwise set by HP. In connection with the use of these trademarks, Seller shall not represent that Seller has any ownership in the Trademarks, Seller will not attempt to register the mark in any form, and the parties acknowledge that the use of the Trademarks shall be only for the benefit of HP. HP may terminate this license immediately if Seller does not meet the HP quality requirements or if this agreement is terminated. Seller shall indemnify HP from any cost, claims or damages arising from the intentional acts of Seller or its agents relating to the use of the Trademark in any manner except as permitted by this Agreement
     Trademarks authorized for use by Seller: "HP", "Hewlett-Packard"

PRECEDENCE
     The provisions of this Agreement and the attached exhibits and addenda hereto take precedence over the Seller's additional or different terms and conditions, to which notice of objection is hereby given.
     This Agreement comprises the entire understanding between the parties and supersedes any previous or contemporaneous communications, representations, or contracts, whether oral or written. No change or modification of any of the terms and conditions herein shall be valid or binding on either party unless in writing and signed by an authorized representative of each party.
     In the event of any conflict between the provisions of this Agreement and any addenda or attachments, the order of precedence is as follows:
          This Agreement and any modifications to this Agreement;
          The applicable addenda to this Agreement and any modifications to the addenda;
          Any Program Specification Documents for specific work.

ADDENDA ATTACHED
All addenda to this Agreement shall be deemed a part of this Agreement and incorporated herein. Terms which are defined in this Agreement, and used in any addendum, have the same meaning in the addendum as in the Agreement

The following addenda are hereby made a part of this Agreement

Addendum A - Confidential Disclosure Agreement
     Addendum B - HP Standards Of Business Conduct



IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duty authorized representatives.

Hewlett-Packard Company                                  National TechTeam
Worldwide Sales, Distribution, and Support               By: Jonathan D. Ahlbrand Title: Senior Vice
By: Alex Sozonoff                                        President
Title: Vice President, General Manager, Worldwide
       Sales, Distribution, and Support




Signature:                                               Signature:
          ----------------------------                             ------------------------------------
- ---                                                      ---




Date                                                     Date
Signed:                                                  Signed:
       -------------------------------                          ----------------------------------------


                                   ADDENDUM A
                            HEWLETT-PACKARD COMPANY
                       CONFIDENTIAL DISCLOSURE AGREEMENT



Multi-part standard Confidential Disclosure Agreement attached.

                                   ADDENDUM B

                        HP STANDARDS OF BUSINESS CONDUCT

All National TechTeam employees who are involved in the delivery of HP work will be held to the same Standards of Business Conduct as employees of Hewlett-Packard Company. This addendum describes these Standards of Business Conduct All National TechTeam employees who are involved in the delivery of HP work must read and understand the entirety of this addendum. Any questions related to any item should be directed through National Tech Team management to Hewlett-Packard.

Non-compliance with any item described in this addendum will be considered misconduct by the National TechTeam employee, and will constitute grounds for immediate removal from all HP activity carried out by National TechTeam.

For purposes adherance to the HP Standards of Business Conduct only, National Tech Team employees who are involved with HP work must comply with the same rules as HP employees. This addendum does not in any way suggest that National Tech Team employees are directly employed by HP. National Tech Team should make it clear to National Tech Team employees that they are employed by National Tech Team and not HP.


HP PRESIDENT'S MESSAGE

Our company's reputation means a lot to us. It's an asset money can't buy. It opens doors for us when we call on customers, when we look for business partnerships, when we deal with governments, and when we work to improve the communities in which we operate. By all measures, HP enjoys one of the best reputations any company has - in any business - anywhere in the world.

This hasn't happened by accident. Over the years employees at every level have endeavored to build HP's reputation by fair and honest dealing in every business transaction and relationship. Maintaining this reputation is a critical objective for all entity managers. We expect every employee to make this a personal responsibility as well.

These Standards of Business Conduct are intended to inform all employees of their legal and ethical obligations to HP, its customers, competitors and suppliers. Simply stated, every HP employee must comply with these standards. I expect all managers to review these standards with their employees every year in order to answer questions and to ensure compliance. Failure to comply with these standards is regarded as misconduct and may result in termination of employment.

Sometimes you may believe an HP employee has engaged in unethical or illegal conduct. In this situation, you are expected to notify a manager or the Personnel Department. As an alternative, a post office box has been established by HP's Corporate Legal Department for worldwide use to receive information on a confidential basis. The address is:
      Hewlett-Packard Company
      Corporate Legal Department (20 BQ)
      Post Office Box 50161
      Palo Alto, CA 94303-0890

The day-to-day performance of each of us adds to - or subtracts from - HP's reputation as a company. Uncompromising integrity is part of the HP Way and part of every HP job; it always has been, it always will be.



Lew Platt

President and
Chief Executive Officer

CONFLICTS OF INTEREST
     GENERAL POLICY
          Although you are generally free to engage in personal financial and business transactions, this freedom is not unlimited. You must avoid situations where your loyalties may be divided between HP's interests and your own interests. HP wants you to conduct yourself so that you do not even appear to have a conflict. You can avoid most unacceptable conflicts by following the rules described below.

     OUTSIDE EMPLOYMENT
          What are the limits on my working for another company or having my own business? HP policy does not prohibit all outside employment but does forbid any outside employment that could lead to divided loyalties. The following examples illustrate some of the limitations on outside work:

          *You may not be an employee, consultant or contractor for any competitor of any HP division or operation. Example: you may not work for a company which makes computers or peripheral products, even if your division makes unrelated products.

          *You may not be an employee, consultant or contractor for any HP customer or supplier without written approval from your entity manager. Further, you may not have more than one HP employment status at a time. Example: you may not be an employee at one division and also a consultant to another HP entity.

          *You may not sell services or products similar to HP's services or products. Example: you may not service HP products on your own time.

          *You may not engage in activities which support or promote a competitor's products or services. Example: you may not write and sell software for a competitor's products.

          *You may not accept a position with another company if the time demands of the position interfere with your HP job. Example: a position which required receiving phone calls during your HP work hours would not be acceptable.

     PERSONAL BENEFIT FROM HP BUSINESS
          When would it be wrong for me to benefit personally from conducting HP business?

          You must disclose all situations where you may be conducting HP business with friends or family members. You must obtain written approval from your entity manager before conducting business with these individuals and you must remove yourself from any involvement in the decision to retain their services. Thus, you would need approval to hire your brother-in-law to do repair work on an HP facility. If the entity manager approves, the transaction should be handled by your manager or another department and proposals from competing businesses should be considered.

          You may not personally benefit (other than your compensation from HP) from any transaction undertaken on behalf of HP. For example, a sales representative may not accept anything of value from an HP reseller in return for promoting that company's products.

          You may participate in published frequent traveler programs, except those offering cash refunds. However, you may not participate in frequent purchaser programs outside the travel industry. As an example, you may not accept equipment from an office supply vendor based on HP's purchases.

     GRATUITIES FROM THIRD PARTIES
          Companies often exchange gifts.  What can I accept?

          Other than inexpensive advertising novelties or business meals and entertainment you and your immediate family may not accept any gift, payment, loan, or other favor from a customer, supplier or competitor.

          Care should be exercised in accepting business meals and entertainment Such activities should be infrequent consistent with accepted business practices, and for the express purpose of furthering a business relationship. You should not accept payment of travel expenses by a customer or supplier without prior entity manager approval. Some HP organizations may adopt more restrictive rules in these matters.

          In rare circumstances, local custom may call for an exchange of gifts having more than nominal value as part of a business relationship with a foreign company. In these situations you may only accept such gifts on behalf of HP and with the approval of your entity manager. Such gifts should be turned over to HP for appropriate disposition such as HP internal use, general employee benefit or donation to charity.

     OUTSIDE DIRECTORSHIPS
          What if I am asked to be a director for another organization?

          You may not accept a position as a director of any HP competitor. You may not accept a position as director of a company which supports or promotes a competitor's products or services, without prior approval of the Management Staff. Before becoming a director of any HP customer or supplier, you must obtain the prior approval of HP's president or an HP executive vice president. If you encounter any situation as a director which conflicts with HP's interests, you will need either to withdraw from participation in the decision or resign as a director.

          You may not receive separate compensation (including stock options) for service on the board of directors of a company if the service is at HP's request or in connection with an HP investment in, or relationship with, that company.

     FINANCIAL INTERESTS IN OTHER BUSINESSES
          What personal investments are not acceptable?

          You may not have a financial interest in any HP customer, supplier or competitor that might cause divided loyalty or even the appearance of divided loyalty. Whether there is divided loyalty depends upon many factors, including: (a) your ability to influence HP decisions that affect your personal interests; (b) the size of the investment relative to your finances; and (c) the nature of the relationship between HP and the other business.

     REPORTING POTENTIAL CONFLICTS
          When should I report an outside activity?

          You do not have to report every outside activity. However, you must promptly disclose in writing to your entity manager any actual or potential conflicts of interest The manager will review the matter and communicate HP's position in writing.

          The manager will indicate either (a) that HP has no present objection to the relationship, subject to future review, or (b) the steps you must take to resolve the conflict to HP's satisfaction. Copies of the response and your disclosure will be kept in your personnel file.

          When reviewing a potential conflict HP will consider the following questions:

          - What kind of outside work will you be performing?

          - Does the outside work involve an HP competitor, customer or supplier?

          - Are any HP products or services involved in your outside work?

          - Does any HP entity offer similar products or services as the entity engaging you for the outside work?

          - Does the outside work support or promote a competitor's products?

          - What are your HP duties?

          - Can you influence HP decisions that affect the outside work?

          - Will the outside work impact your ability to perform your HP duties?

          - Is this outside work an opportunity HP should take for itself?

          - Will you be getting an improper personal advantage?

          - Are members of your family, friends, or other HP employees involved in the outside work?

          - Are you receiving gratuities, gifts or money that may be improper?

          - How will your actions appear to others--both inside and outside
          HP?


HANDLING COMPANY INFORMATION
      GENERAL POLICY
          HP business information is company property which may not be disclosed outside HP unless properly released to the public by HP. If you disclose information about existing, new, or proposed products or processes, it can hurt HP's competitive position and jeopardize R&D efforts.

          You must be sure that confidential or proprietary information is appropriately safeguarded against external disclosure as well as unauthorized disclosure within HP. Remember, when you store sensitive HP data on a personal computer or workstation, you are also responsible for applying the appropriate level of protection. Under no circumstances should you disclose it to third parties without prior approval from the responsible department manager. Where business needs require such information to be disclosed outside HP, you must complete appropriate confidential disclosure agreements before disclosure. You should be equally careful when releasing prototypes or models.


     CONFIDENTIAL INFORMATION GUIDELINES
          How do I know how sensitive certain information is?

          HP has established guidelines for marking and handling sensitive information. These guidelines establish four classes of sensitive information. No other legends or designations should be used within HP. For a more detailed discussion of how to handle confidential and proprietary HP information, you should consult the agreement signed by employees at the time of hiring and the HP brochure called "Protecting HP Trade Secrets".

          * "HP Private - Not To Be Copied" - This designation is used for information generated solely for management use to make major decisions and must not be disclosed outside HP. "HP Private" documents may be numbered for greater control and must not be reproduced without written permission of the originator. Examples include non-public consolidated financial information, strategic business plans, significant technical product data, R&D proposals and certain product marketing strategies. "HP Private" documents must be disposed of by shredding.

          * "HP Confidential" - This designation is used for information which if disclosed would damage HP's interests, such as non-public organization charts, and other kinds of personnel information, bids, sales forecasts, lab notebooks and customer lists. "HP Confidential" documents should be disposed of by shredding.

          * "For HP Internal Use Only" - This designation is used for information that will have broad distribution, but which is considered sensitive and should not go outside HP, such as the International Telephone and Communications Directory. In addition, an appropriate designation such as "HP and HP Channel Partner Internal Use Only" may be used for documents such as product training materials which the business unit specifically decides may be shared with HP resellers or other third party channels.

          * "HP Proprietary" - This designation is used for drawings or other documents containing proprietary information made available to HP suppliers or other third parties. These drawings should not be duplicated or disclosed except as authorized by the responsible HP person.

HANDLING COMPANY ASSETS
     GENERAL POLICY
          Each employee must take care to safeguard HP's assets. This includes protecting them from unauthorized use. Use of HP assets for any unlawful or improper purpose is strictly prohibited.

COMMENTING ABOUT COMPETITORS
     GENERAL POLICY
          Competition is a fact of business life. HP emphasizes the quality of its products and avoids disparaging comments about competitors or their products. When you talk about a competitor or its products, the statements must be fair, factual and complete.

BUSINESS PRACTICES INVOLVING BOTH END USER AND RESELLERS
     GENERAL POLICY
          You must deal fairly and honestly with HP's customers. You should exercise caution when offering discounts on purchases of different product combinations. Exchange of confidential information is not permitted without a written agreement.

CLOSING COMMENT
The practices in this brochure are only some of the legal and ethical standards you must observe as an HP employee. Each employee has an important responsibility to help maintain HP's reputation for the highest standards of integrity. If you have any questions, contact your supervisor who will in turn contact the HP liaison.

                                   ADDENDUM A
                            HEWLETT-PACKARD COMPANY
                       CONFIDENTIAL DISCLOSURE AGREEMENT



Multi-part standard Confidential Disclosure Agreement attached.





Agreement for Technical Support       06/04/96       Hewlett-Packard / TechTeam
Services                                               Addendum A - Page 1 of 1

                                  ADDENDUM C
                             PROCESS DEFINITIONS


1.      DELIVERY AND HANDLING OF END USER AGENT ASSISTED CALLS
        1.1. End users who are calling for questions on the CO CSO products or services will call 1 (800) 637-7740. This phone number will be and is owned by HP, but will ring at the Seller's location. HP will incur all phone company service tariffs associated with
                (800) 637-7740.
        1.2. The Seller's Voice Response Unit (VRU) will route the calls as defined by HP, if used.
        1.3. The Seller Agent will answer the customer call based on information in the Seller knowledge base or in HP product documentation or provided toolset. If information pertaining to the customer question does not exist, the Agent will note this deficiency in the Seller call tracking system.
        1.4. The Seller Agent will create a call summary for every call handled. This call summary will be recorded in the Seller call tracking system.
        1.5. In the event that the customer must be escalated for either technical or customer satisfaction reasons, the Technician will do so as documented in Customer Satisfaction Escalations section of Addendum B.
        1.6. In the event a customer desires to place an order, the call must be forwarded to the appropriate Order Fulfillment Center. The Agent will do so as documented in Order Fulfillment Center section of Addendum B.
        1.7. Based on history, some Customers who do not have a HP CO product or program inquiry will call 800-637-7740. The Seller will redirect these customers to the appropriate HP CSO location via a "warm transfer". A phone list of other HP locations and purposes will be provided to the Seller by HP.

2. DELIVERY OF END USER TECHNICAL ASSISTANCE CALLS TO THE HP ORDER FULFILMENT CENTER (OFC)
        2.1. End users who are calling for questions on HP products or services will call 1-800-637-7740. After the Seller answers questions or resolves the pre-sales inquiry, if appropriate, the Seller should encourage the end user to place an order with HP.
        2.2. Assuming the End user wishes to place an order, the Seller will then "warm" transfer the call to the appropriate CSR at the OFC in Roseville, CA, or where applicable the Rockville OFC.
        2.3. The Agent will record all call related data in the Seller call tracking system. This should also occur while the Customer is on-line, and verification process with customer on data.



4.      CUSTOMER SATISFACTION ESCALATIONS

        4.1. In some cases, Customer satisfaction issues may arise that are outside the control of the Seller. These calls will be initially handled by the Seller supervisor or lead. If no resolution which is satisfactory to the Customer can be reached, the Customer name, phone number, address, Seller contact and problem description will be recorded and sent either electronically or by fax



Agreement for Technical Support       06/04/96         Hewlett-Packard/TechTeam
Services                                               Addendum B - Page 1 of 7
                immediately to Robin Lemmo with a CC: to Denise Aiello. A record of this action will be recorded in the Seller's call tracking system. The call will remain in a open status upon escalation.
                4.1.1.  Examples of customer satisfactions include:
                        - The customer believes HP owes money to the customer (perhaps a product buy-back, warranty extension, etc).
                        - The customer is questioning some HP policy or procedure.
                        - Any issue where the customer discusses legal proceedings that could involve HP.
                        - The customer indicates that they need to talk with someone who has the authority to solve their problem and that authority does not exist within the Seller's organization.
        4.2.    The Expert Center will assume ownership of the call.
        4.3. The escalation department will provide resolution information to the Seller, and the call status will be modified to closed by the Seller.
        4.4. In the event that the Seller escalates the call to the Expert Center organization, the Seller SHOULD NOT set the Customers expectation about possible resolution beyond the telling the customer their call is being forwarded to the Customer Quality department.

5.      TECHNICAL ESCALATIONS

        5.1. Hewlett-Packard's group will provide technical backup for the Seller. In the event a call is beyond the technical abilities of the Seller Agents or the Seller's Senior Technicians, the Seller Team Lead will arrange contact with the expert resource desk. This may occur in the case of a user with an inquiry or question outside those defined by HP's Customer Care training or availability via the desktop toolset provided to Seller.

                5.1.1. ASCSE and the Seller will arrange periodic conference call periods where any open technical escalations or issues can be addressed. TL & Resource
        5.2. Access to the ASCSE technical backup group will be limited to two Agents provided by the Seller, as scoped for the program. As the program develops beyond ten Agents the technical backup group will be limited to the Seller's Team Leads. The Seller will be expected to document the issue and resolution of any problem which is escalated to TCA. This issues and resolutions will be included in the Sellers knowledge base.
                5.2.1. HP will act as an additional technical resource for the Seller. HP's Expert Center will retain ownership of the call.
                5.2.2.  ASCSE can be reached at 1-800-772-9800.

6.      HOURS OF OPERATION AND STAFFING
        6.1. National TechTeam will provide staffing to handle in-bound phone calls from 8am - 7pm CST, 5 days per week, excluding weekends and HP Holidays. HP Holidays for the time period specified are as follows: (These are US Holidays.).

7.

                         1996                        1997

                         May 27th                    January 1
                         July 4th and 5th            February 1xx
                         September 2                 April xx
                         November 28th and 29th      May xx
                         December 25th

8.      PERFORMANCE METRICS
        8.1 All performance metrics described below are HP's expectations as of the commencement date of the Work. Any and all performance measures are subject to change at HP's sole discretion. The


Agreement for Technical Support       06/04/96          Hewlett-Packard/TechTeam
 Services                                               Addendum B-Page 2 of 7

          Seller will be expected to adjust performance to match HP's expectations within a reasonable time period. The appropriate time period for adjustment will be jointly agreed to between HP and the Seller.
    8.2. 95% of all calls must be picked up and serviced by a Agent within 45sec.. This service level metric must be met on a daily basis.
          8.2.1. Calls will not be pulled from the queue for later call back in order to meet service level objective.
          8.2.2. HP will provide a 3 month rolling forecast to the Seller. This will be provided monthly. This forecast will include a plus or minus 10% boundary.
          8.2.3. The service level objective described in paragraph 7.2 above will be met by the Seller up to the upper bound of the forecast described above in paragraph 7.2.2. Beyond the upper bound of the forecast, the seller will make every reasonable attempt to service all callers as quickly as possible. HP will consider service level degradation as predicted by the Erlang C queuing model to be acceptable performance of the Seller.
    8.3. No call blockage is acceptable. Call blockage means: there are not enough phone lines to handle the call demand and the Customer receives a busy signal.
    8.4. 94% of the Customers surveyed by HP will report a neutral or positive experience with the technical assistance service delivered by the Seller.
    8.5. Results of HP Advantage Center silent call monitoring will show no less than 90% success rate for calls handled by the Seller.
          8.5.1. Success rate will be determined by the ratio of positive responses to total responses as scored by HP Advantage Center call monitoring teams.
          8.5.2. The components of this score will include a combination of communication skills, trouble shooting skills, and technical accuracy. A copy of the "3rd Party Seller Monitoring Form" is attached as Addendum F. HP may periodically change the items on the "3rd Party Seller Monitoring Form" in order to better reflect Customer expectations of support delivery.
    8.6. Results of HP Advantage Center silent call monitoring will show 100% adherence to knowledge base documentation and approved training materials as an information source answering Customer questions.

9.  HP SUPPLIED EQUIPMENT
    9.1. CARE OF HP EQUIPMENT All designs, materials and equipment furnished to Seller by HP or paid for by HP in connection with this Agreement (collectively "HP Property") shall:
          -  Be clearly marked or tagged as property of HP;*
          -  Be subject to inspection by HP at any time;
          -  Be used only in servicing HP customer needs;
          - Be reasonably kept separate from other materials, tools, or property of Seller or held by Seller;
          -  Not be modified in any manner by Seller unless so directed by HP;
          -  Have periodic maintenance performed by Seller; and
          - Be kept free of liens and encumbrances which may arise due to actions of Seller.
          - The Seller will maintain an inventory list of HP owned equipment and will audit the inventory of HP equipment monthly. Results of the monthly inventory audit will be reported to HP.
    9.2.  EQUIPMENT PROVIDED BY HP
          HP will provide the following equipment to the Seller for use by Seller in fulfilling the requirements of this Agreement. HP will retain ownership of all equipment described in this section.
          9.2.1. HP will provide copies of the NACAG manual, desktop toolset, web page data, and literature pieces. The Seller will provide Agents with access to this software, either over the network or on the individual Agents desktops. HP will retain software license ownership for this software tool.

Agreement for Technical Support        06/04/96        Hewlett-Packard/TechTeam
Services                                               Addendum B - Page 3 of 7

      9.3  EQUIPMENT PROVIDED BY NATIONAL TECHTEAM
           At a minimum, the Seller will provide the following equipment for use by Seller Technicians in fulfilling the requirements of this Agreement. The Seller will retain ownership of this equipment and/or maintain current software licenses.

           9.3.1. Computer networking hardware and software that will allow access by Technicians to necessary computer based support tools.

           9.3.2. All necessary phone equipment to accept delivery of the call and route the call to the Seller Technician. The Seller will provide a Voice Response Unit (VRU) to assist in automatic customer call routing where applicable or appropriate.

           9.3.3. All necessary phone equipment to transfer calls to other HP locations.

           9.3.4. Knowledge base and initial call tracking tools. (The move to Callisto should be in September).

           9.3.5. Reasonable equipment and connections to allow HP to perform remote, silent monitoring of Technician calls.

           9.3.6. The Seller will provide reasonable equipment and connections to allow HP to remotely monitor the queue status of the HP support group on the Seller's phone switch.

           9.3.7. Bulletin board software and hardware to allow the customer to upload configuration files for use by the Seller Technician in the problem identification and resolution process.

10.  TRAINING

     10.1 The Seller's employees will be proficient with the personal computer concepts, knowledge of basic system understanding, DOS, Windows, and various software applications. Additionally, the Seller Agents will have excellent Sales and Customer service skills. It is the responsibility of the Seller to provide technology and environment training, trouble shooting training, and Customer service skills training for the Seller Technicians prior to beginning HP product specific training or support.

           10.1.1. HP will pay for training of all new Seller Technicians, which are attributable to project growth, as described in the pricing summary (Addendum C of this document).

           10.1.2. The Seller will pay for Seller Agent training, when the new Agents are a result of Seller employee turnover.

           10.1.3. Additional training provided by Barry Rhein, and paid for by NTT, and negotiated charges to HP.


     10.2 If additional product support responsibility is awarded to the Seller, HP and the Seller will jointly develop and deliver new product support training. HP and the Seller will jointly determine the appropriate method of training delivery (either class room, train-the-trainer, self paced, etc.).

           10.2.1. If this training can occur during the normal Seller Agent work schedule, no additional costs will be covered by HP. If Seller Agent must attend training outside their normal work schedule, HP will reimburse the Seller for the actual cost of training. This reimbursement will be dependent upon prior expense authorization from HP.

           10.2.2. Class room training for Seller Agents may either occur at the Seller's location or HP's. This training will be delivered by a Seller trainer or an HP trainer. The audience for this training will be Seller Agents employed by the Seller at the time the training occurs. HP will pay for the travel cost of the HP trainer delivering the training program, if HP feels that an HP trainer is required.

           10.2.3. Train-the-trainer sessions will be held at an HP location in California. This training will be delivered by an HP trainer. The audience for these train-the-trainer sessions will be determined by the Seller. The Seller will pay for the travel cost of the Seller employees attending train-the-trainer sessions at HP. The Seller employees who attend the train-the-trainer sessions will be responsible for training all Seller agents on the material covered during the train-the-trainer session.

           10.2.4.  Seller needs to have back-ups in place.

11.  SUPPORT INFORMATION



Agreement for Technical Support     06/04/96           Hewlett-Packard/TechTeam
Services                                                 Addendum B- Page 4 of 7

        11.1. During the term of this Agreement support documentation will be created, both by HP and the Seller. This documentation will reside in various forms, including: Callisto database, HP developed support notes, Seller developed FOLIOs, initial call tracking systems, product manuals, etc.
                11.1.1. HP will retain ownership of all information provided by HP.
                11.1.2. HP will assume ownership of all information created by the Seller as a result of the activity described in this Agreement.
                11.1.3. The Seller may not use HP support information for any activity outside those activities intended by this Agreement.
                11.1.4. Seller will provide HP with unlimited access to all support information held at the Seller's location.
        11.2. HP and the Seller will each create support information. The master database containing all information will reside at HP Advantage Center located in Cupertino, CA. The Seller and HP will jointly determine the process for ensuring that the Advantage Center database.
        11.3. All information provided by HP or collected by the Seller will be considered confidential and will be handled by the Seller as HP Confidential information, otherwise described in section 15 of the Agreement.
        11.4. Customer support delivered by the Seller will follow HP developed or HP approved support documentation or product documentation.
        11.5. HP reserves the right to review and approve or dis-approve any documentation created by the Seller for use in this project.

12.     QUALITY MONITORING AND REPORTING
        12.1. The Seller will perform periodic Agent monitoring. The frequency of the monitoring will be determined by the Seller.
        12.2. The Seller will provide monthly metrics to HP regarding the results of Agent monitoring. This will include a recap of areas of deficiency and an action plan for resolution of any deficiency.
        12.3. The Seller will provide a mechanism for remote, silent monitoring of Agents by HP.
        12.4. HP will provide the Seller with feedback regarding the silent monitoring of Seller Agents.
        12.5. HP will have the right to request that individual Agents be removed from the HP Customer Care Specialist team due to misconduct by the Agent. The Seller will be expected to immediately comply with these requests.
        12.6. HP will provide the Seller with summaries of customer satisfaction survey results.
        12.7. The Seller will provide customer names and phone numbers to HP daily upon request for the purpose of surveying the customer's satisfaction with the support provided by the Seller.
        12.8. HP and the Seller will meet weekly (via teleconferences) during the first 3 months of the program to resolve issues/comments or concerns to review the program.

13.     CALL TRACKING
        13.1. The Seller must have the ability to track call history and product issues on all supported products.
        13.2. HP and the Seller will jointly develop a list of pre-defined sales issues and the corresponding definitions. The Seller will report the results of data collected on these issues to HP at least monthly. In some instances, the criticality of the product issues may warrant reporting more frequently than monthly.
                13.2.1. Seller will have processes in place which enable Agents to highlight issues which are not encompassed by the pre-defined issues.
                13.2.2. Problem codes to track (i.e. product not available, stock-out, who do I call or where...)
        13.3. HP will assume and retain ownership for all HP customer information and HP products issues information that are collected by or provided to the Seller.
        13.4. HP will have unlimited access to all databases containing customer information for call issues data.
        13.5.   HP may require periodic, ad-hoc data collection.
        13.6. The Seller will monitor Customer issues and will immediately report emerging issues to HP.

Agreement for Technical Support     06/04/96           Hewlett-Packard/TechTeam
Services                                               Addendum B - Page 5 of 7

14.  REPORTING
     14.1. The following information will be reported by the Seller to HP daily for the first month. This information will be faxed or transmitted to Lori Paulin at HP (Fax: 1-408-447-0448) by 9:00 am Pacific Standard time the day after the activity occurred:
            14.1.1. service level - percent of calls picked up within 30 seconds, 60 seconds, 90 seconds, 120 seconds, 150 seconds, and 180 seconds
            14.1.2.  average hold time
            14.1.3.  longest hold time
            14.1.4. total calls offered, itemized by division (i.e. CPO, CSO...)
            14.1.5.  total calls handled,
            14.1.6.  total call minutes, itemized by request
     14.2. The following information will be reported by the Seller to HP daily for first two weeks, then weekly for following month, to bi-monthly for next 2 months, then to monthly. This information will be faxed or transmitted to Lori Paulin by 5:00 p.m. Pacific Standard time on the 2nd work day of the week after the activity occurred:
            14.2.1.  total calls offered.
            14.2.2. total calls handled, itemized by VRU menu choice, where applicable.
            14.2.3. total call minutes handled, itemized by product or request.
            14.2.4.  average inbound talk time, itemized by product.
            14.2.5.  total outbound calls handled, itemized by product.
            14.2.6.  total outbound minutes, itemized by product.
            14.2.7.  average outbound talk time, itemized by product.
            14.2.8. total mis-routed calls which were redirected to another HP support group.
            14.2.9. service level - percent of calls picked up within 30 seconds, 60 seconds, 90 seconds, 120 seconds, 150 seconds, and 180 seconds
            14.2.10. total calls abandon. Abandon means the caller disconnected
                     (hung up) before a Agent picked up the call.
            14.2.11. amount to be invoiced by Seller for the previous months activity.
            14.2.12. average hold time before the call is picked up by a Agent.
            14.2.13. longest hold time before the call is picked up by a Agent.
            14.2.14. Summarization of customer comments and/or issues including customer data
     14.3. The following information will be reported by the Seller to HP monthly. This information will be faxed or transmitted to HP by 5:00 p.m. Pacific Standard time on the 10th work day of the month after the activity occurred:
            14.3.1. monthly summary of downtime of critical support systems (phone, networks, etc.).
            14.3.2.  total calls blocked.
            14.3.3. a copy of the invoice which was submitted by the Seller to the HP accounts payable department.
            14.3.4. monthly Seller employee turnover (specific to the HP Customer Care Specialist). This will include the number of Agents that left the HP Customer Care Specialist group, and the number of Agents that joined the HP Customer Care Specialist team.
            14.3.5. monthly monitoring results and action plans to address any deficiencies identified through the monitoring process.
            14.3.6.  results of the monthly HP equipment audit as described in
                     8.1 above.
            14.3.7. total transactions associated with the Seller's call tracking system (customers added, knowledge issues added, calls added, customer modified data).
     14.4. The following information will be reported by the Seller to HP weekly. This information will be transmitted to HP by 9:00 am Pacific Standard time on the Tuesday following the week after the activity occurred:
            14.4.1.  Number of calls offered
            14.4.2.  Number of calls per option
            14.4.3.  Number of calls handled by product


Agreement for Technical Support      06/04/96      Hewlett-Packard/TechTeam
Services                                              Addendum B - Page 6 of 7

            14.4.4. Summary of calls by issue (as tracked in the call tracking system). This is to be issue information, not individual database records. This should include issues and sub-issues, and all information entered in free form format by Agents in the "comments" area.


Agreement for Technical Support        06/04/96        Hewlett-Packard/TechTeam
Services                                               Addendum B - Page 7 of 7

                                   ADDENDUM C

                            PRICING AND FEE SCHEDULE

C.1  TECHNICAL INFRASTRUCTURE START-UP COSTS

Item                                            Price each                      Total price for startup
- -------------------------------------------------------------------------------------------------------
CSU for T1-Span (2 needed for startup)           2142                             Use HPD
T1 multiplexer card                              4172                             Use HPD
ACD queue message                                901                              Use HPD
Fax server PBX cards                             636                              Use HPD
Fax modem upgrade                                552                              Use HPD
Folio Macro Development in MS Word               1560
HP BBS system                                    4751                             Use HPD
Call process system phase one (IVR license)      17613                            Use HPD
File servers (2 duplex with UPS and tape b/u)    13039                            Use HPD
Cisco 3000 router                                2120                             Use HPD
Report setup and customization
SCO FTP server software                                                           Use HPD
FTP server                                                                        Use HPD
Remote access to TracTeam                                                         4508
Remote access to NTT ACD-queue status                                             1255
Vendor Support Services                                                           2218
DID trunk card configuration                                                      use HPD

TOTAL                                                                             $




C.2  ONE TIME PROGRAM MANAGEMENT START UP COSTS

Program Management, Launch Coordination                                          1500.00
  (XXX @ 25% x 1 mo. x $6000
Telecom                                                                           750.00
  (Jim Kaske @ 25% x 1/2 mo. x $6000
Datacomm                                                                          937.50
  (Mike Darnell @ 25% x 1 mo. $3750
Training Development & Delivery*
(10 individuals @ 1/4 man month @25% x
$4900)

TOTAL                                            NTE$                            $



* Additional training development cost will be billed to HP at cost, as it occurs, over the first 6 months of this project.


Agreement for Technical Support      06/04/96         Hewlett-Packard/TechTeam
Services                                                Addendum C-Page 1 of 3

C.3 PER TECHNICIAN EQUIPMENT AND TRAINING START UP COSTS (THESE COSTS RECUR FOR EVERY TECHNICIAN ADDED FOR THE LIFE OF THE PROGRAM)

Rolm phone 624 display/ACS headset, and         1800            18000.00
ROLM phone card
Technician's Office                              700             7000.00
Office equipment and terminal emulation sw      1400            14000.00
Technician training (per seat)**                1500            15000.00

TOTAL                                                           54000.00


**Training cost calculation: (76230 minutes per year x $.78 per minute)/(231 days per year).
        TechTeam is providing technicians at cost during the training period and does not recover development or delivery expenses in this fiqure..

C.4  MONTHLY PER-TECHNICIAN RUNNING COST

HP will pay a flat per agent fee for the period July 1, 1996 through June 30, 1997. HP must approve the hiring of additional technicians. Beginning July 1, 1997, the running cost for this activity will be paid for by HP via a per talk minute fee if appicable. This per minute fee is yet to be determined, but will be something less than $.78 per minute.

For the period July 1, 1996 through June 30, 1997, the per technical fee will be: $5280.00 month

The calculation for this fee is: $.XX per minute x 76230 minutes per year/12 months = $xxxx

$.xx per minute is calculated as follows:

        Technician cost per minute
        Team lead cost per minute
        Other overhead labor
        Off hours, holiday premiums                     $278.00 per day
        On-going training development/delivery
        Turnover retraining
        Travel
        Employee care
        Discount

        TOTAL


Ageement for Technical Support          06/04/96       Hewlett-Packard/TechTeam
Services                                                Addendum C - Page 2 of 3

                                   ADDENDUM D
                      HP PRODUCTS SUPPORTED BY THE SELLER


















Agreement for Technical Support         06/04/96       Hewlett-Packard/TechTeam
Services                                               Addendum D - Page 1 of 1

                                   ADDENDUM E

                        HP STANDARDS OF BUSINESS CONDUCT

All National TechTeam employees who are involved in the delivery of HP work will be held to the same Standards of Business Conduct as employees of Hewlett-Packard Company. This addendum describes these Standards of Business Conduct. All National TechTeam employees who are involved in the delivery of HP work must read and understand the entirety of this addendum. Any questions related to any item should be directed through National TechTeam management to Hewlett-Packard.

Non-compliance with any item described in this addendum will be considered misconduct by the National TechTeam employee, and will constitute grounds for immediate removal from all HP activity carried out by National TechTeam.

For purposes adherance to the HP Standards of Business Conduct only, National TechTeam employees who are involved with HP work must comply with the same rules as HP employees. This addendum does not in any way suggest that National TechTeam employees are directly employed by HP. National TechTeam should make it clear to National TechTeam employees that they are employed by National TechTeam and not HP.

===============================================================================

PRESIDENT'S MESSAGE

Our company's reputation means a lot to us. It's an asset money can't buy. It opens doors for us when we call on customers, when we look for business partnerships, when we deal with governments, and when we work to improve the communities in which we operate. By all measures, HP enjoys one of the best reputations any company has -- in any business -- anywhere in the world.

This hasn't happened by accident. Over the years employees at every level have endeavored to build HP's reputation by fair and honest dealing in every business transaction and relationship. Maintaining this reputation is a critical objective for all entity managers. We expect every employee to make this a personal responsibility as well.

These Standards of Business Conduct are intended to inform all employees of their legal and ethical obligations to HP, its customers, competitors and suppliers. Simply stated, every HP employee must comply with these standards. I expect all managers to review these standards with their employees every year in order to answer questions and to ensure compliance. Failure to comply with these standards is regarded as misconduct and may result in termination of employment.

Sometimes you may believe an HP employee has engaged in unethical or illegal conduct. In this situation, you are expected to notify a manager or the Personnel Department. As an alternative, a post office box has been established by HP's Corporate Legal Department for worldwide use to receive information on confidential basis. The address is:
        Hewlett-Packard Company
        Corporate Legal Department (20 BQ)
        Post Office Box 50161
        Palo Alto, CA  94303-0890

The day-to-day performance of each of us adds to -- or subtracts from -- HP's reputation as a company. Uncompromising integrity is part of the HP Way and part of every HP job; it always has been, it always will be.

Lew Platt
President and
Chief Executive Officer

Agreement for Technical Support         06/04/96     Hewlett-Packard/TechTeam
Services                                              Addendum E - Page 1 of 5

CONFLICTS OF INTEREST
        GENERAL POLICY
                Although you are generally free to engage in personal financial and business transactions, this freedom is not unlimited. You must avoid situations where your loyalties may be divided between HP's interests and your own interests. HP wants you to conduct yourself so that you do not even appear to have a conflict. You can avoid most unacceptable conflicts by following the rules described below.

        OUTSIDE EMPLOYMENT
                What are the limits on my working for another company or having my own business? HP policy does not prohibit all outside employment, but does forbid any outside employment that could lead to divided loyalties. The following examples illustrate some of the limitations on outside work:

                *You may not be an employee, consultant or contractor for any competitor of any HP division or operation. Example: you may not work for a company which makes computers or peripheral products, even if your division makes unrelated products.

                *You may not be an employee, consultant or contractor for any HP customer or supplier without written approval from your entity manager. Further, you may not have more than one HP employment status at a time. Example: you may not be an employee at one division and also a consultant to another HP entity.

                *You may not sell services or products similar to HP's services or products. Example: you may not service HP products on your own time.

                *You may not engage in activities which support or promote a competitor's products or services. Example: you may not write and sell software for a competitor's products.


                *You may not accept a position with another company if the time demands of the position interfere with your HP job. Example: a position which required receiving phone calls during your HP work hours would not be acceptable.

        PERSONAL BENEFIT FROM HP BUSINESS
                When would it be wrong for me to benefit personally from conducting HP business?

                You must disclose all situations where you may be conducting HP business with friends or family members. You must obtain written approval from your entity manager before conducting business with these individuals and you must remove yourself from any involvement in the decision to retain their services. Thus, you would need approval to hire your brother-in-law to do repair work on an HP facility. If the entity manager approves, the transaction should be handled by your manager or another department, and proposals from competing businesses should be considered.

                You may not personally benefit (other than your compensation from HP) from any transaction undertaken on behalf of HP. For example, a sales representative may not accept anything of value from an HP reseller in return for promoting that company's products.

                You may participate in published frequent traveler programs, except those offering cash refunds. However, you may not participate in frequent purchaser programs outside the travel industry. As an example, you may not accept equipment from an office supply vendor based on HP's purchases.

        GRATUITIES FROM THIRD PARTIES
                Companies often exchange gifts.  What can I accept?

Agreement for Technical Support         06/04/96       Hewlett-Packard/TechTeam
Services                                               Addendum E - Page 2 of 5

                Other than inexpensive advertising novelties or business meals and entertainment, you and your immediate family may not accept any gift, payment, loan, or other favor from a customer, supplier or competitor.

                Care should be exercised in accepting business meals and entertainment. Such activities should be infrequent, consistent with accepted business practices, and for the express purpose of furthering a business relationship. You should not accept payment of travel expenses by a customer or supplier without prior entity manager approval. Some HP organizations may adopt more restrictive rules in these matters.

                In rare circumstances, local custom may call for an exchange of gifts having more than nominal value as part of a business relationship with a foreign company. In these situations you may only accept such gifts on behalf of HP and with the approval of your entity manager. Such gifts should be turned over to HP for appropriate disposition such as HP internal use, general employee benefit or donation to charity.

        OUTSIDE DIRECTORSHIPS
                What if I am asked to be a director for another organization?

                You may not accept a position as a director of any HP competitor. You may not accept a position as director of a company which supports or promotes a competitor's products or services, without prior approval of the Management Staff. Before becoming a director of any HP customer or supplier, you must obtain the prior approval of HP's president or an HP executive vice president. If you encounter any situation as a director which conflicts with HP's interests, you will need either to withdraw from participation in the decision or resign as a director.

                You may not receive separate compensation (including stock options) for service on the board of directors of a company if the service is at HP's request or in connection with an HP investment in, or relationship with, that company.

        FINANCIAL INTEREST IN OTHER BUSINESSES
                What personal investments are not acceptable?

                You may not have a financial interest in any HP customer, supplier or competitor that might cause divided loyalty or even the appearance of divided loyalty. Whether there is divided loyalty depends upon many factors, including: (a) your ability to influence HP decisions that affect your personal interests;
                (b) the size of the investment relative to your finances; and
                (c) the nature of the relationship between HP and the other business.

        REPORTING POTENTIAL CONFLICTS
                When should I report an outside activity?

                You do not have to report every outside activity. However, you must promptly disclose in writing to your entity manager any actual or potential conflicts of interest. The manager will review the matter and communicate HP's position in writing.

                The manager will indicate either (a) that HP has no present objection to the relationship, subject to future review, or (b) the steps you must take to resolve the conflict to HP's satisfaction. Copies of the response and your disclosure will be kept in your personnel file.

                When reviewing a potential conflict, HP will consider the following questions:

                - What kind of outside work will you be performing?

Agreement for Technical Support        06/04/96        Hewlett-Packard/TechTeam
Services                                                Addendum E- Page 3 of 5

                - Does the outside work involve an HP competitor, customer or supplier?

                - Are any HP products or services involved in your outside work?

                - Does any HP entity offer similar products or services as the entity engaging you for the outside work?

                - Does the outside work support or promote a competitor's products?

                - What are your HP duties?

                - Can you influence HP decisions that affect the outside work?

                - Will the outside work impact your ability to perform your HP duties?

                - Is this outside work an opportunity HP should take for itself?

                - Will you be getting an improper personal advantage?

                - Are members of your family, friends, or other HP employees involved in the outside work?

                - Are you receiving gratuities, gifts or money that may be improper?

                - How will your actions appear to others-both inside and outside HP?


HANDLING COMPANY INFORMATION
     GENERAL POLICY
             HP business information is company property which may not be disclosed outside HP unless properly released to the public by HP. If you disclose information about existing, new, or proposed products or processes, it can hurt HP's competitive position and jeopardize R&D efforts.

             You must be sure that confidential or proprietary information is appropriately safeguarded against external disclosure as well as unauthorized disclosure within HP. Remember, when you store sensitive HP data on a personal computer or workstation, you are also responsible for applying the appropriate level of protection. Under no circumstances should you disclose it to third parties without prior approval from the responsible department manager. Where business needs require such information to be disclosed outside HP, you must complete appropriate confidential disclosure agreements before disclosure. You should be equally careful when releasing prototypes or models.

     CONFIDENTIAL INFORMATION GUIDELINES
             How do I know how sensitive certain information is?

             HP has established guidelines for marking and handling sensitive information. These guidelines establish four classes of sensitive information. No other legends or designations should be used within HP. For a more detailed discussion of how to handle confidential and proprietary HP information, you should consult the agreement signed by employees at the time of hiring and the HP brochure called "Protecting HP Trade Secrets".

             * "HP Private - Not To Be Copied" - This designation is used for information generated solely for management use to make major decisions and must not be disclosed outside HP. "HP Private" documents may be numbered for greater control and must not be reproduced without written

Agreement for Technical Support       06/04/96       Hewlett-Packard/TechTeam
Services                                               Addendum E - Page 4 of 5
                permission of the originator. Examples include non-public consolidated financial information, strategic business plans, significant technical product data, R&D proposals and certain product marketing strategies. "HP Private" documents must be disposed of by shredding.

                * "HP Confidential" - This designation is used for information which if disclosed would damage HP's interests, such as non-public organization charts, and other kinds of personnel information, bids, sales forecasts, lab notebooks and customer lists. "HP Confidential" documents should be disposed of by shredding.

                * "For HP Internal Use Only" - This designation is used for information that will have broad distribution, but which is considered sensitive and should not go outside HP, such as the International Telephone and Communications Directory. In addition, an appropriate designation such as "HP and HP Channel Partner Internal Use Only" may be used for documents such as product training materials which the business unit specifically decides may be shared with HP resellers or other third party channels.

                * "HP Proprietary" - This designation is used for drawings or other documents containing proprietary information made available to HP suppliers or other third parties. These drawings should not be duplicated or disclosed except as authorized by the responsible HP person.

HANDLING COMPANY ASSETS
        GENERAL POLICY
                Each employee must take care to safeguard HP's assets. This includes protecting them from unauthorized use. Use of HP assets for any unlawful or improper purpose is strictly prohibited.

COMMENTING ABOUT COMPETITORS
        GENERAL POLICY
                Competition is a fact of business life. HP emphasizes the quality of its products and avoids disparaging comments about competitors or their products. When you talk about a competitor or its products, the statements must be fair, factual and complete.

BUSINESS PRACTICES INVOLVING BOTH END USER AND RESELLERS
        GENERAL POLICY
                You must deal fairly and honestly with HP's customers. You should exercise caution when offering discounts on purchases of different product combinations. Exchange of confidential information is not permitted without a written agreement.

CLOSING COMMENT
The practices in this brochure are only some of the legal and ethical standards you must observe as an HP employee. Each employee has an important responsibility to help maintain HP's reputation for the highest standards of integrity. If you have any questions, contact your supervisor who will in turn contact the HP liaison...





Agreement for Technical Support       06/04/96         Hewlett-Packard/TechTeam
Services                                               Addendum E - Page 5 of 5

                                 ADDENDUM E(2)


                           Quality Monitoring Form


Agent Group:             Call Number:            Tape Number/Date:
             ----------               ----------                   ----------
Product:                 Monitors:
             ----------               ---------------------------------------
Question:
             ----------------------------------------------------------------

SCORING:

          0                     1                       2                       3                     N/A
    No Effort Made      Minimal Effort Made     Improvement Needed       No Improvement         Not Applicable
                                                                             Needed
SECTION 1 - CUSTOMER SERVICE SKILLS
                                                                                   0       1       2       3

A.  The agent offered their name and identified HP and/or product.                [ ]     [ ]     [ ]     [ ]
B.  The agent used language in a manner which reflected the customer's
    level of understanding.                                                       [ ]     [ ]     [ ]     [ ]
C.  The agent answered questions in a confident manner.                           [ ]     [ ]     [ ]     [ ]
D.  The agent was professional and courteous throughout the call.                 [ ]     [ ]     [ ]     [ ]

                                        NUMBER OF BOXES CHECKED PER COLUMN:                                    SECT
                                                                                 -----   -----   -----   -----  TOT
                                                                                   x0      x1      x2      x3
                                                                                 -----   -----   -----   -----  -----
                                             CUSTOMER SERVICE SKILLS SCORE:       =0      =       =       =
                                                                                 -----   -----   -----   -----  -----

SECTION 2 - TROUBLESHOOTING
                                                                                   0       1       2       3      N/A

A.      The agent gathered pertinent information for the call and retained this   [ ]     [ ]     [ ]     [ ]     [ ]
information throughout the call.
B.      Agent used available resources and efficient troubleshooting techniques.  [ ]     [ ]     [ ]     [ ]     [ ]
C.      The agent proved product functionality.                                   [ ]                     [ ]     [ ]
D.      The agent verified the solution.                                          [ ]                     [ ]     [ ]
E.      The agent educated the customer to prevent callback (rework).             [ ]     [ ]     [ ]     [ ]     [ ]
F.      The information given was consistent with HP AdvantageCenter guidelines
of support.                                                                       [ ]     [ ]     [ ]     [ ]     [ ]


                                        NUMBER OF BOXES CHECKED PER COLUMN:
                                                                                 -----   -----   -----   -----   -----
                                                                                   x0      x1      x2      x3
                                                                                 -----   -----   -----   -----   -----
                                              TROUBLESHOOTING SKILLS SCORE:       =0      =       =       =
                                                                                 -----   -----   -----   -----   -----
SECTION 3 - TECHNICALLY CORRECT
                                                                                   0       1       2       3      N/A

A.      The elements of the call were technically correct.                        [ ]     [ ]     [ ]     [ ]     [ ]
                              BOXES CHECKED (MAXIMUM IS 1 FOR THIS SECTION)
                                                                                 -----   -----   -----   -----   -----
                                                                                   x0      x2      x4      x6
                                                                                 -----   -----   -----   -----   -----
                                                  TECHNICALLY CORRECT SCORE       =0      =       =       =        *
                                                                                 -----   -----   -----   -----   -----




- ----------------------
(2)HP CONFIDENTIAL

Agreement for Technical Support       06/04/96      Hewlett-Packard / Tech Term
Services                                               Addendum F - Page 1 of 2

             Section 1 Total (Customer Service Skills)
                                                      -------------------------
             +Section 2 Total (Troubleshooting Skills)
                                                      -------------------------
                +Section 3 Total (Technically Correct)
                                                      -------------------------
                                              = Total
                                                      -------------------------
                             +Highest Possible Score
                                                    2 -------------------------

                                 =Call Quality Score
                                                    3 -------------------------